                                                                    EXHIBIT 10.4


                       SEPARATION AND CONSULTING AGREEMENT


         This Separation and Consulting Agreement (this "Agreement") is made and entered into on April 29, 2002, by and between SCB Computer Technology, Inc., a Tennessee corporation (the "Company"), and Lyle J. Seltmann, a resident of Tennessee ("Seltmann").

         Introduction. Seltmann is an officer and employee of the Company and an officer of its subsidiaries. The parties have agreed that Seltman will voluntarily resign from all his positions with the Company and its subsidiaries and that the Company will provide certain post-termination benefits to Seltmann. The parties also have agreed that the Company will engage Seltmann to perform consulting services for the Company following his resignation. Based on the foregoing, and in consideration of the mutual agreements, covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Resignation. Seltmann hereby resigns as an officer of the Company and its subsidiaries and as an employee of the Company effective as of April 29, 2002 (the "Resignation Date").

         2. Base Salary. Until the Resignation Date, the Company shall continue to pay to Seltmann his base salary, less all applicable taxes and other withholdings, in accordance with the Company's payroll practices and procedures.

         3.       Incentive and Special Bonuses.

                  (a) On or before June 30, 2002, the Company shall pay to Seltmann an amount equal to his accrued but unpaid incentive bonus for the fiscal year ending April 30, 2002, less all applicable taxes and other withholdings, if and to the extent that such incentive bonus is earned under the Company's incentive bonus program, which provides for the payment of an incentive bonus to officers of the Company, in an amount equal to up to 50% of an officer's annual base salary, in the event that certain performance objectives are achieved. The potential maximum amount of the incentive bonus payable to Seltmann hereunder is $78,125, less all applicable taxes and other withholdings.

                  (b) On or before May 31, 2002, the Company shall pay to Seltmann a special bonus of $5,467, less all applicable taxes and other withholdings, in accordance with the Company's special bonus program for certain executive officers of the Company.

         4. Vacation. On or before May 31, 2002, the Company shall pay to Seltmann an amount in lieu of the base salary payable with respect to the vacation days that Seltmann has earned under the Company's vacation policy but has not taken as of the Resignation Date, less all applicable taxes and other withholdings.

         5. Stock Options. Seltmann has non-qualified options to purchase 30,000 shares of the Company's common stock (the "Options") which were granted under the Company's 1997 Stock Incentive Plan, as amended (the "SIP"). The Options are vested and exercisable in accordance with the SIP. After the Resignation Date, Seltmann shall be entitled to exercise the Options in accordance with the provisions of Section 5(i) of the SIP.

         6. KSOP Benefits. Seltmann participates in the Company's KSOP. After the Resignation Date, Seltmann shall be entitled to receive a distribution of all amounts credited to the account maintained on his behalf under the KSOP in accordance with the provisions of
Section 7.1 of the KSOP.

         7.       Insurance.

                  (a) Medical Insurance. Seltmann does not participate in the group medical insurance program provided by the Company. In lieu thereof, the Company has reimbursed Seltmann, at the rate of $196 per month, for the premium cost of the medical insurance afforded to him as a retiree under a program sponsored by the North American Mission Board. Until October 31, 2003, the Company shall continue to reimburse Seltmann, at a rate not to exceed $196 per month, for the premium cost of such medical insurance.

                  (b) Dental and Vision Insurance. Seltmann participates in the group dental and vision insurance programs provided by the Company. The Company shall continue to provide Seltmann with group dental and vision insurance under the Company's programs until the Resignation Date. As of the Resignation Date, the Company shall provide Seltmann with COBRA continuation coverage under the Company's group dental and vision insurance programs, if Seltmann elects such coverage, pursuant to Section 4980B of the Internal Revenue Code in accordance with the provisions of such plans; provided, however, that until October 31, 2003, the Company shall reimburse Seltmann for the premium cost of such dental and vision insurance.

                  (c) Term Life Insurance. Seltmann participates in the group term life insurance program provided by the Company. The Company shall continue to provide Seltmann with group term life insurance under the Company's program until the Resignation Date. As of the Resignation Date, Seltmann shall be entitled, but not obligated, to convert his coverage under the Company's group term life insurance program into an individual policy at his sole expense and in accordance with all applicable requirements.

         8. Indemnification and Insurance. The Company shall indemnify Seltmann for his acts and omissions as an officer of the Company and its subsidiaries and as an employee of the Company to the full extent provided in the Company's charter and bylaws, it being understood and agreed that such indemnification shall not be exclusive of any right that Seltmann may have under the insurance policies maintained by the Company. The Company shall maintain in effect the directors, officers and corporate liability insurance policies existing as of the Resignation Date through the end of the policy periods stated therein.

         9. Severance. In consideration of the agreements and covenants made by Seltmann in this Agreement (including, without limitation, the release provided in Section 21 hereof), provided that this Agreement has not been terminated and is in full force and effect, and subject to Seltmann's full and continued compliance with all the agreements and covenants made in this Agreement and to his full and continued performance of all his obligations under this Agreement (including, without limitation, the agreements, covenants and obligations set forth in Sections 12-21 hereof), the Company shall pay to Seltmann as severance $250,000, less all applicable taxes and other withholdings, payable in semi-monthly installments from May 1, 2002, through April 30, 2003.

         10. Termination of Employment and Right to Receive Compensation and Benefits. From and after the Resignation Date, except as provided in Sections 2-9 hereof, (a) Seltmann shall cease to be an employee of the Company for all purposes; (b) Seltmann shall have no right to receive any base salary, incentive bonus, or other compensation or any right to participate in or receive benefits under any benefit plan, program or arrangement maintained by the Company on account of his employment with the Company or the termination thereof; and (c) the Company shall have no obligation to provide Seltmann with any such employment compensation and benefits.

         11.      Consulting Arrangement.

                  (a) Engagement. Provided that this Agreement has not been terminated and is in full force and effect, and subject to Seltmann's full and continued compliance with all the agreements and covenants made in this Agreement and to his full and continued performance of all his obligations under this Agreement (including, without limitation, the agreements, covenants and obligations set forth in Sections 12-21 hereof), the Company shall engage Seltmann to perform consulting services for the Company on the terms set forth in this Section 11.

                  (b) Term. The term of the consulting engagement shall begin on April 30, 2002, and shall end on April 30, 2004, unless earlier terminated under the provisions of Section 22 hereof (the "Term").

                  (c) Services. During the Term, Seltmann shall perform such reasonable consulting services relating to the Company's business as the Company, acting through its Chief Executive Officer, may expressly request from time to time. Seltmann shall make himself available to the Company at all reasonable times during the Term to perform the consulting services. The Company shall be cooperative and flexible with Seltmann in arranging the consulting services, and in this regard, shall provide Seltmann with reasonable advance notice of any impending consulting project and shall attempt in good faith to avoid consulting projects that conflict with any of Seltmann's other business or personal matters. The Company shall request, and Seltmann shall perform, a minimum of 333 hours of consulting services during the Term. Seltmann shall not perform any consulting services not expressly requested by the Company.

                  (d) Compensation. In consideration of the consulting services performed by Seltmann hereunder, the Company shall (i) pay to Seltmann an hourly fee of $250, in semi-monthly installments, for each hour of consulting services requested by the Company and performed by Seltmann, and (ii) reimburse Seltmann for all necessary and reasonable expenses incurred and paid by Seltmann in performing the consulting services, provided that Seltmann delivers to the Company a reasonably detailed description of and supporting documentation for such expenses.

                  (e) Independent Contractor Status. It is understood and agreed that pursuant to this Section 11, (i) Seltmann is engaged by the Company and shall perform the consulting services in the capacity of an independent contractor and not as an employee of the Company, and (ii) the Company will have no control over or supervisory power as to the manner or method of Seltmann's performance of the consulting services. The Company will not withhold any amount from the compensation paid to Seltmann pursuant to this Section 11. Seltmann alone shall be responsible for the determination and payment of any and all income, self-employment, and other taxes attributable to the compensation for the consulting services that he receives from the Company pursuant to this
Section 11.

         12. Return of Materials. On or before the Resignation Date, Seltmann shall deliver to the Company (a) any and all books, records, manuals, notebooks, reports, files, lists, letters, memoranda, notes, statements and other materials, whether prepared by him or others, and regardless of the medium in which they are presented or stored, relating or referring in any way to the Company or its business or affairs, and (b) any and all other property owned or provided by the Company in connection with Seltmann's service as an officer and employee of the Company or otherwise; provided, however, that Seltmann shall return the written materials currently in his possession in Phoenix, Arizona, and the laptop computer currently at his house in Collierville, Tennessee, to the Company as soon as practicable after the Resignation Date.

         13. Non-Disclosure and Non-Use of Confidential Information. From and after the Resignation date, Seltmann shall not directly or indirectly (a) reveal, divulge or otherwise disclose any Confidential Information (as defined herein) to any person or entity or (b) use or make use of any Confidential Information in connection with any activity. Notwithstanding the foregoing, Seltmann shall not be restricted from disclosing Confidential Information that is required to be disclosed by applicable law or legal process; provided, however, that if disclosure of any Confidential Information is so required, Seltmann shall provide the Company with prompt written notice of such requirement to enable the Company to seek an appropriate protective order before any such required disclosure is made by Seltmann. The parties acknowledge and agree that this Section 13 is not intended to, and does not, alter either the Company's rights or Seltmann's obligations under any applicable law regarding trade secrets and unfair trade practices.

         As used in this Agreement, the term "Confidential Information" means any confidential or proprietary information possessed by the Company or any of its subsidiaries or other affiliates, including, without limitation, any non-public, confidential Company compilations of supplier lists, details of supplier contracts, customer lists, details of customer contracts, current or anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product or service development techniques or plans, computer software programs (including object code and source code), data and documentation, database technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, designs, compilations, devices, methods, techniques, processes, financial information, business acquisition plans or strategies, new personnel acquisition plans or strategies, and any other information that would constitute a trade secret under the statutory law or common law of the State of Tennessee.

         14. Non-Competition. From the Resignation Date through April 30, 2004, Seltmann shall not directly or indirectly, unless agreed to in writing in advance by the Company acting through its Chief Executive Officer, (a) engage in, own or have a proprietary or equity interest in, be employed by, or serve as a consultant, advisor or contractor or in any other capacity for, any person or entity engaged, in whole or in part, in the Business (as defined herein) anywhere in the United States of America, except that Seltmann may beneficially own less than five percent (5%) of the outstanding equity of any class of a corporation or other entity engaged in the Business; (b) solicit any Customer (as defined herein), on behalf of Seltmann or any other person or entity, to conduct any business with such Customer that is the same as or similar to, or is otherwise competitive with, the Business or to terminate such Customer's business relationship with the Company or any of its subsidiaries or other affiliates; or (c) solicit any Employee (as defined herein), on behalf of Seltmann or any other person or entity, to terminate his or her employment relationship with the Company or any of its subsidiaries or other affiliates.

         As used in this Agreement, the following terms have the meanings indicated below:

         "Business" means the business of (a) advising persons and entities on the acquisition or strategic utilization of information technology systems, planning and designing new information technology systems, and redesigning existing information technology systems; (b) providing network design and management, systems support and maintenance, programming and application software development, computer code review, data center management, and information technology outsourcing services; (c) recruiting and training persons with information technology skills; and (d) any other activity substantially related to any of the foregoing activities.

         "Customer" means any customer or client of the Company, any of its subsidiaries or other affiliates, or any of its or their predecessor entities with whom the Company, any such subsidiary or affiliate, or any such predecessor entity conducted business at any time within two years before the Resignation Date.

         "Employee" means any employee of the Company, any of its subsidiaries or other affiliates, or any of its or their predecessor entities who was employed by the Company, any such subsidiary or affiliate, or any such predecessor entity at any time within one year before the Resignation Date.

         15. Non-Disparagement. From and after the Resignation Date, Seltmann shall not, directly or indirectly, say, write or communicate in any manner to any person or entity any statement that is derogatory, defamatory or disparaging about the Company, any of its subsidiaries or other affiliates, or any of its or their respective directors, officers or employees.

         16. Business Referrals. From the Resignation Date through April 30, 2004, Seltmann shall promptly refer to the Company, and shall not take for himself or direct or assist in directing to any other person or entity, any and all opportunities known to Seltmann for the performance of Business services, including, without limitation, potential new customers of the Company and potential projects for existing and new customers of the Company.

         17. Standstill. From the Resignation Date through April 30, 2004, without the prior written consent of the Company, Seltmann, whether individually, as part of a group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or otherwise, shall not, and shall not encourage or assist any other person or entity to, directly or indirectly, (a) acquire, agree, offer, seek or propose to acquire, or cause to be acquired from any person or entity the ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the Company's businesses or assets, any common stock or other voting securities issued by the Company, any bank debt, claims or other obligations of the Company, or any rights or options to acquire ownership of any of the foregoing; and (b) make or participate in any way in any solicitation of proxies (as used in the rules under the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company. Seltmann also shall promptly advise the Company of any inquiry or proposal made to Seltmann with respect to any of the foregoing.

         18. Cooperation. From and after the Resignation Date, Seltmann shall cooperate fully with the Company in connection with any and all investigations and legal proceedings - whether instituted by the Company, any governmental authority, or any other person or entity - relating in any way to the Company and covering any time during the period of Seltmann's employment with the Company. Without limiting the generality of the foregoing, Seltmann shall (a) make himself available at reasonable times and locations to discuss with the Company and its attorneys and other advisors any and all matters related to such investigations and legal proceedings; (b) provide truthful and complete answers to all questions asked of him by the Company and its attorneys and other advisors; (c) provide to the Company and its attorneys and other advisors all relevant information known to him; and (d) provide any other assistance in connection with such investigations and legal proceedings that the Company may reasonably request from time to time.

         19. Legal Proceedings. Seltmann hereby agrees not to directly or indirectly cause, encourage, or participate in any manner in any legal action, litigation, lawsuit or other legal proceeding against any of the Released Parties, except (a) if required by law, (b) if necessary to enforce this Agreement, or (c) if, but only to the extent that, a Released Party directly or indirectly brings any legal proceeding against Seltmann, it being understood and agreed that nothing in this Agreement shall prevent Seltmann from vigorously conducting his defense of any legal proceeding brought against him.

         20. Confidentiality. Except as may be required by applicable law or legal process, Seltmann shall not disclose the existence or terms of this Agreement or any matter covered herein to any person or entity other than members of his immediate family and his attorneys and accountants. Except as may be required by applicable law, legal process, or fiduciary duty, neither the Company nor its directors, officers or employees shall disclose the existence or terms of this Agreement or any matter covered herein to any person or entity other than the Company's attorneys and accountants.

         21.      Release and Acknowledgment.

                  (a) Seltmann, on behalf of himself and his legal representatives, executors, administrators, distributees, legatees, heirs and assigns, hereby voluntarily, fully, unconditionally, finally and forever discharges, waives and releases the Company, each of its subsidiaries and other affiliates, and each of its and all of their respective current and former shareholders, partners, members, directors, officers, managers, employees, attorneys and accountants, whether acting in a representative or individual capacity (the Company and all such other persons and entities are referred to collectively as the "Released Parties"), from any and all claims, charges, costs, demands, damages, expenses (including attorneys' and other legal fees and expenses), liabilities, losses and obligations of any kind or nature, whether known or unknown, foreseen or unforeseen, patent or latent, accrued or which may hereafter accrue, absolute or contingent, or otherwise, and any and all legal actions, causes of action, litigation, proceedings and lawsuits in respect thereof, whether in law or in equity (all such claims, charges, demands, damages, expenses, liabilities, losses and obligations and all such legal actions, causes of action, proceedings and lawsuits are referred to collectively as "Liabilities"), that he had, has or purports to have against any or all of the Released Parties from the beginning of time to the Resignation Date, and which Liabilities directly or indirectly arise from his employment with the Company or the termination thereof, including, without limitation, all Liabilities arising under (i) all salary, bonus, stock option, incentive, vacation, insurance and other benefit plans maintained by the Company and (ii) all federal, state and local anti-discrimination, civil rights and human rights laws, statutes, ordinances, regulations, and executive orders (including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act of 1967 (as amended), and the Americans with Disabilities Act). The provisions of this Section 21(a) shall not constitute a release, waiver or discharge by Seltmann of the Company from any obligation to him under (i) this Agreement, (ii) the indemnification provisions of the Company's charter, bylaws and relevant statutes, and (iii) third-party insurance policies.

                  (b) Section 21(a) of this Agreement includes a release and waiver of any claims based on the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"). Seltmann acknowledges that his waiver of claims is knowing and voluntary, and that he understands and agrees to the terms and conditions of this Agreement. For the purposes of the ADEA only, Seltmann acknowledges that he is receiving consideration beyond anything of value to which he is already entitled. The Company and Seltmann acknowledge that Seltmann does not hereby release any rights or claims that may arise after the execution of this Agreement. Seltmann acknowledges that the Company has advised him to consult with an attorney before he executes this Agreement. Seltmann acknowledges that the Company has advised him that (i) he can have twenty (21) days to consider this Agreement (the "Review Period"); (ii) if he elects to execute this Agreement prior to the expiration of the Review Period, he voluntarily elects to forego waiting for the duration of the Review Period to execute this Agreement; (iii) he can revoke this Agreement for a period of seven (7) days following the day that he executes this Agreement (the "Revocation Period"); and (iv) this Agreement will not become effective or enforceable until the Revocation Period has expired. To be effective, any revocation of this Agreement must be made in writing and delivered to the Company in accordance with Section 24(b) within the Revocation Period.

         22.      Termination.

                  (a) This Agreement may be terminated only (i) by the written agreement of the Company and Seltmann; (ii) by the Company, by written notice given to Seltmann, if Seltmann breaches any agreement or covenant made or fails to perform any obligation under in this Agreement, in which event the termination of this Agreement shall be in addition to (and not in lieu of) any and all other rights and remedies that the Company may have as a result thereof; or (iii) automatically, without notice, if Seltmann becomes employed by the Company or any of its subsidiaries or other affiliates.

                  (b) Upon the termination of this Agreement, and except as required by law, the Company shall not be obligated to make any further payments or provide any further benefits to Seltmann under this Agreement or otherwise.

                  (c) Notwithstanding the foregoing, the obligations of Seltmann under Sections 12-21 hereof shall not be affected by the termination of this Agreement and shall survive and continue in effect for the respective periods provided therein.

         23. Notice of Breach; Opportunity to Cure. If either party breaches any provision of this Agreement, the other party shall provide the breaching party with written notice of such breach and an opportunity to cure such breach for a period of ten (10) calendar days after the delivery of such notice. If the breaching party fails to cure the breach to the satisfaction of the other party within such period, the other party thereafter shall be entitled to pursue its rights and remedies under this Agreement or otherwise.

         24.      Miscellaneous Provisions.

                  (a) Entire Agreement. This Agreement constitutes the entire understanding between the Company and Seltmann and is a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior negotiations, understandings, agreements and arrangements, whether written or oral, and whether express or implied, between the Company and Seltmann with respect to the subject matter hereof, all of which prior negotiations, understandings, agreements and arrangements are hereby rendered null, void and of no further force or effect.

                  (b) Notices and Other Communications. All notices and other communications provided for in this Agreement shall be made in writing, shall be addressed to the receiving party as set forth below, and shall be delivered either (i) in person, in which case such notice or other communication shall be deemed delivered upon its actual receipt, (ii) by FedEx, UPS or any other nationally recognized express delivery service, in which case such notice or other communication shall be deemed delivered upon its actual receipt, or
(iii) by the United States mail, return receipt requested, in which case such notice shall be deemed delivered three (3) days after the same is deposited in a postal box under the exclusive control of the United States Postal Service. For the purposes hereof, the addresses of the parties are as follows:

                   Company:         SCB Computer Technology, Inc.
                                    3800 Forest Hill-Irene Road, Suite 100
                                    Memphis, TN 38125
                                    Attention: Chief Executive Officer

                   Seltmann:        Lyle J. Seltmann
                                    4915 Windsong Park Drive
                                    Collierville, TN 38017

Any party may change its address for the purposes hereof by notifying the other party of such change in the manner provided for herein.

                  (c) Amendment. This Agreement may be altered, amended, modified or changed (other than any waiver which shall be effective only if made in accordance with Section 24(d)) only by a written agreement executed by the Company and Seltmann.

                  (d) Waiver. No provision of this Agreement may be waived by any party hereto unless such waiver is set forth in a written agreement executed by the waiving party. The waiver of any breach of any provision of this Agreement shall not be deemed to constitute a waiver of any other breach of the same or any other provision of this Agreement.

                  (e) Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, such provision shall be severed from this Agreement, this Agreement and the rights and obligations of the parties hereto shall be construed as if this Agreement did not contain such severed provision, and this Agreement otherwise shall remain in full force and effect.

                  (f) Enforceability. This Agreement shall inure to the benefit of, and shall be enforceable by and against, Seltmann and his legal representatives, executors, administrators, distributees, legatees, heirs and permitted assigns and the Company and its successors and assigns.

                  (g) Breach of Covenant. If Seltmann breaches or threatens to breach any provision of this Agreement, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Seltmann from breaching or threatening to breach such provision and to have such provision specifically enforced by any court of competent jurisdiction, it being understood and agreed by Seltmann that any such breach or threatened breach would cause irreparable injury to the Company and that monetary damages would not provide an adequate remedy to the Company. The rights and remedies referred to in this Section 24(g) shall be independent of each other, shall be severally enforceable, and shall be in addition to (and not in lieu of) any and all other rights and remedies available to the Company at law or in equity.

                  (h) Governing Law. This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Tennessee without regard to the conflicts-of-laws provisions thereof.

                  (i) Multiple Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same Agreement.

         This Agreement is executed and delivered by the parties hereto on and as of the date first set forth above.


                                       SCB COMPUTER TECHNOLOGY, INC.



                                       By: /s/  T. Scott Cobb
                                          --------------------------------------
                                           T. Scott Cobb
                                           Chief Executive Officer




                                           /s/  Lyle J. Seltmann
                                           -------------------------------------
                                           Lyle J. Seltmann